Exhibit 10.18

September 29, 2008

Sandra Tillett

______________________

______________________

Dear Sandra:

In recognition of the important contributions you have made, and we expect you will continue to make, to the success of Charlotte Russe Holding, Inc. and its subsidiaries (the “Company”), I am pleased to formalize in writing our commitment to you concerning the terms of your employment as the Company’s Executive Vice President, Store Operations. This Agreement amends, restates and supersedes your prior offer letter with the Company dated April 7, 2008 (the “Prior Offer Letter”) and shall be effective retroactively to August 1, 2008.

Duties. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company. You shall have such duties and responsibilities as are consistent with the position of Executive Vice President, Store Operations and as required by the Company’s Chief Executive Officer or the Board of Directors of the Company (the “Board”).

Base Salary. Your base salary will be paid at the rate of $6,730.77 per week ($350,000 gross a year); paid bi-weekly with payroll. Annually throughout your employment, your performance and salary will be reviewed. All payments under this paragraph or any other paragraph of this Agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable federal and state withholdings.

Cash Incentive Bonus. Commencing with the Company’s 2008 fiscal year, you will be eligible to receive an annual cash incentive bonus in accordance with the Company’s Executive Officer Compensation Program as in effect from time to time (the “Program”) and as determined by the Board or its Compensation Committee, in its sole discretion, based upon your achievement and the Company’s achievement of annual performance goals established by the Board or its Compensation Committee at the beginning of each fiscal year. In order to receive any annual cash incentive bonus, you must be actively employed at the completion of the Company’s applicable fiscal year and at the time the annual incentive bonus is paid out. All decisions by the Board or its Compensation Committee pertaining to bonus eligibility and/or achievement are final.

Notwithstanding anything in the above paragraph, for the period from your start date until the end of the Company’s 2008 fiscal year, the Company will guarantee you a minimum cash incentive bonus of $60,000 gross. In order to receive this guaranteed bonus, you must be actively employed by the Company at the completion of the Company’s 2008 fiscal year and at the time that the bonus is paid out.

Equity Compensation. In connection with the commencement of your employment with the Company, you received an option to purchase 10,000 shares of the Company’s Common Stock on the terms and conditions set forth in the Prior Offer Letter. Commencing with the Company’s 2009 fiscal year, you will be eligible to receive additional annual equity compensation in accordance with the Program and as determined by the Board or its Compensation Committee, in its sole discretion.

Relocation Allowance. The Company has reimbursed, and will continue to reimburse, you for moving related expenses including moving company charges, travel (air or auto), food, and lodging expenses related to the actual process of relocation not to exceed $25,000 incurred during the 24 months following your start date. In addition, pursuant to the Prior Offer Letter, the Company has reimbursed you for costs related to the buy-out of your prior lease of your Manhattan apartment in the amount of $15,325. To the extent any of these relocation reimbursements were or are taxable to you, they will be “grossed up” accordingly at the end of the applicable calendar year. In addition, pursuant to the Prior Offer Letter, the Company previously reimbursed you for costs related to temporary housing in San Diego for three months from your start date, subject to the terms and conditions of the Relocation Agreement entered into between you and the Company (the “Relocation Agreement”). In the event that you voluntarily resign your employment within 24 months of your start date, all relocation reimbursements that have been paid to you or on your behalf must be paid back to the Company.

Benefits. You will accrue three weeks of paid vacation per year, to be taken at such times as you and the Company mutually agree upon. Any additional weeks of vacation earned per year will accrue according to Company policy. In addition, you will also accrue five health leave days per year. You will be eligible to participate in all benefit and welfare plans made generally available to senior management executives of the Company, as in effect from time to time, subject to Company’s right to modify or terminate such plans or benefits at any time with respect to employees of similar rank and title.

401K. Eligibility for enrollment occurs quarterly after one year of continuous employment. As an additional benefit, the Company will match your contribution at the rate of 25% for up to 4% of your eligible pay. The Company match portion of this savings plan has a vesting schedule of 25% per employment year.

Termination of Employment and Severance. You understand and agree that this Agreement is not meant to constitute a contract of employment for a specific term, and consequently your employment will be “at-will”. What this means is that either you or the Company may terminate your employment at any time, without notice and with or without “Cause” (as defined herein). If the Company terminates your employment for Cause, or you terminate your employment, the Company’s only obligation to you under this Agreement will be to continue to pay your base salary through the date of termination and pay to you any unused earned vacation as of the last date of your employment. If, however, the Company terminates your employment for any reason other than for Cause, excluding your death or disability (defined as your inability to perform your duties hereunder by reason of any physical or mental incapacity that results in your satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability), the Company will continue to pay your base salary for a period of 12 months following the effectiveness of the General Release (as defined below); provided that if you are a “specified employee” within the meaning of U.S. Internal Revenue Code Section 409A (“Section 409A”) at the time your employment terminates, any payment that is not exempt from Section 409A but that would otherwise be payable within the six-month period beginning with your termination date shall be paid on the first day of the month that follows the end of such six-month period.

There are certain conditions that must be met in order for you to receive any severance payment under this Agreement. First, you must sign a general release agreement in favor of the Company and in a form reasonably acceptable to the Company (the “General Release”), within the applicable time period set forth therein, but in no event more than 45 days following termination, and permit the release of claims contained therein to become effective in accordance with its terms. Second, you must abide by all terms of this Agreement. The Company shall have the right to cease making any severance payment under this Agreement in the event you breach any provision of it. Third, any severance payment(s) made to you under this Agreement shall be offset by the amount of any income earned by you following your termination and will cease altogether when you obtain a new position which pays you compensation equal to or higher than your rate of compensation as of the last date of your employment with the Company. You will not be entitled to any fringe benefits following termination of employment, except as specifically provided in writing in the applicable benefit plan or policy.

For purposes of this Agreement, “Cause” means (i) willful breach of duty, gross neglect of duty, gross carelessness or gross misconduct in the performance of your duties; (ii) commission of a felony or other crime involving moral turpitude; (iii) commission of any act of dishonesty involving the Company; (iv) the unauthorized disclosure of material privileged or confidential information related to the Company or its employees, except as may be compelled by legal process or court order; (v) the commission of a willful act or omission which violates material Company policy, procedures or otherwise constitutes unethical or detrimental business conduct; (vi) alcohol or controlled substance abuse that materially impacts the performance of your duties; or (vii) any other willful act or omission which, in the opinion of the Board has, or is reasonably likely to have, a material adverse impact upon the Company; provided, however, that with respect to the first occurrence of any of the acts specified in clauses (i), (v), (vi) and (vii) above, you will have an opportunity to cure such act, violation or condition after receiving written notice from the Company. The amount of time to cure such act, violation or condition shall be in the sole discretion of the Company.

Restricted Activities. During the term of your employment with the Company, you will not, directly or indirectly, be connected as an officer, employee, board member, consultant, advisor, owner or otherwise (whether or not for compensation) with any business which competes with any business of the Company or its subsidiaries in any area where such business is then being conducted or actively planned by the Company or a subsidiary. During the term of your employment with the Company, and for a period of two years thereafter, you will not, and you will not assist any other person or entity to, hire or solicit the employment of any employees of the Company or any of its subsidiaries (or any person who in the prior six months was such an employee) or otherwise seek to induce any such employee to terminate his or her employment with the Company or any of its subsidiaries. Other than in connection with the performance of your duties for the Company, you will not disclose to any person or entity any information obtained by you while in the employ of the Company, the disclosure of which may be adverse to the interests of the Company, or use any such information to the detriment of the Company. You understand that your commitments in this paragraph are in exchange for the Company’s commitments to you in this Agreement, and that the restrictions contained in the preceding two sentences apply after your employment terminates, regardless of the reason for such termination.

Miscellaneous. The headings in this Agreement are for convenience only and do not affect the meaning hereof. This Agreement (together with the Program and the Relocation Agreement) constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, whether written or oral, with respect to your employment and compensation and all matters pertaining thereto, including without limitation the Prior Offer Letter. This Agreement shall be governed by and construed in accordance with the law of the State of California. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement, the losing party will pay to the prevailing party all court costs and reasonable attorneys’ fees and costs incurred in such action or proceeding. Please also understand that by no means does the Company wish you to undertake any activities on behalf of Charlotte Russe that would cause you to violate the terms of any noncompete agreement or any other obligation you may be under by virtue of your employment prior to the Company or otherwise, and you expressly agree that you shall not do so in connection with your employment with the Company.

Disputes. Any dispute between the Company and you concerning the meaning or interpretation of this Agreement, or any alleged breach thereof, shall be resolved in a binding arbitration to be conducted in San Diego, California before a single neutral arbitrator to be selected by the parties from a list of arbitrators on the Employment Dispute Panel of the Judicial Arbitration and Mediation Service. Arbitration shall be initiated by the party desiring arbitration by serving written notice to the other party. Said arbitration shall be conducted no later than 120 days following the date of said written notice, absent the written agreement of the parties otherwise. The prevailing party in such an arbitration shall be entitled to costs of suit and attorneys’ fees, in addition to any award by the arbitrator.

Partial Invalidity. If the application of any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall not be affected, but will continue to be given full force and in effect as if the part held invalid or unenforceable had not been included.

Acceptance. In accepting the terms and conditions reflected in this Agreement, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this Agreement. If this Agreement reflects your understanding, please sign and return a copy to me, whereupon it shall become a binding agreement between the Company and you.

Very truly yours,

Charlotte Russe Holding, Inc.

By:	/s/ Leonard H. Mogil
Leonard H. Mogil
Chief Executive Officer

Accepted and Agreed To:

/s/ Sandra Tillett	September 29, 2008
Sandra Tillett	Date